 FOR IMMEDIATE RELEASE
Jan. 23, 2001

Tellabs reports fourth-quarter sales of $470 million and pro forma earnings per share of 3 cents
Company sees signs of stability in the United States

Naperville, Ill. — Tellabs ended 2001 with fourth-quarter sales of $470 million, up sequentially due to strong sales of its optical networking products. (All financial data and comparisons in this release are on a pro forma basis, unless otherwise noted, and reference the attached pro forma results of operations.)

Tellabs reported pro forma fourth-quarter 2001 earnings per share of 3 cents and net income of $14 million, up from the third quarter before restructuring and other one-time charges. As a result of Tellabs' fourth-quarter workforce reductions, plant closings and review of inventory, Tellabs recorded restructuring and one-time charges of $137 million in the quarter. These charges include severance charges of $22 million, inventory-related charges of $79 million and facility and other asset-related charges of $36 million. Including the effects of these charges, Tellabs actual fourth-quarter loss was $80 million or 20 cents per share.

In the fourth quarter, Tellabs aligned expenses with revenue to strengthen its balance sheet. Operating expenses were $188 million, down 4% from the third quarter. Throughout 2001, Tellabs maintained a positive operating cash flow, generating approximately $110 million in cash from operations in the fourth quarter.

"We are encouraged to see signs of stability in the United States, driven by customer demand for Tellabs' metro optical networking products," said Tellabs President and CEO Richard C. Notebaert. "And we completed the acquisition of Ocular Networks, which adds a growth engine to Tellabs' product portfolio as customers optimize their efficiency all the way to the edge of their networks."

On a pro forma basis, full-year 2001 sales totaled $2.2 billion. Tellabs reported pro forma year-end earnings per share of 36 cents on net income of $149 million. On a reported basis, Tellabs recorded a loss of 44 cents a share or $182 million.

Optical Networking — Sales of optical networking systems increased sequentially to $267 million, up 15%. The revenue increase was driven by strong spending among incumbent local exchange carriers (ILECs) for Tellabs' core products. Sales of Tellabs' new optical networking products were 7% of total company revenues in the fourth quarter.

Broadband Access — Sales of Tellabs' broadband access systems amounted to $115 million, reflecting continued weakness outside the United States in managed access services, which was offset somewhat by strength in Tellabs' CABLESPAN® systems sales. During the fourth quarter, Tellabs announced a deal with Sprint to help expand the long-distance carrier's international network into Europe and Asia.

Voice-Quality Enhancement — Sales of the Tellabs' echo canceller systems decreased sequentially to $24 million. During the fourth quarter, Tellabs launched the Tellabs VERITY™ 3100S system, the industry's only echo canceller that combines two network operations — voice-quality enhancement and cross-connect functions — into one system to reduce operating costs by as much as half.

Professional Services — Revenue for professional services increased to $64 million, up 12% from the third quarter.

Simultaneous Webcast of earnings teleconference — Tellabs will host a teleconference at 7:30 a.m. Central time on Wednesday, Jan. 23, to discuss fourth-quarter results. Interested investors can hear a simultaneous live webcast of the teleconference at www.tellabs.com. A taped replay of the call will be available for two days, beginning at approximately 9:30 a.m. Central time. To listen to the teleconference replay, call 800.633.8284. (Outside the United States, call +1.858.812.6440.) When prompted, enter the Tellabs reservation number: 20224461.

In more than 80 countries around the globe, Tellabs helps the world's leading communications service providers build tomorrow's converged networks of voice, data and video. Tellabs' employees design, build and service optical networking, broadband access and voice-quality enhancement equipment. Today, most telephone calls and Internet sessions in the United States flow through equipment from Tellabs (Nasdaq: TLAB; www.tellabs.com).

Forward-Looking Statements — This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenues and earnings per share. These forward-looking statements are based on currently available information and involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expected. Factors that might cause such a difference include, but are not limited to, risks associated with the size and timing of product sales, customers' equipment deployment plans and budgets, new product acceptance; industry capacity; competitive products and pricing; manufacturing efficiencies, and economic changes impacting the telecommunications industry. For a more detailed description of these and other risk factors, please refer to the company's 10-K, 10-Q and other SEC filings. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

INVESTOR CONTACT: John Springer
+1.630.798.8289
John.Springer@tellabs.com

MEDIA CONTACT: Robin Urbanski
+1.630.798.2508
Robin.Urbanski@tellabs.com

Tellabs, the Tellabs logo and CABLESPAN are registered trademarks and VERITY is a trademark of Tellabs or one of its affiliates in the United States and/or other countries.

TELLABS, INC. Results of Operations (Amounts in thousands, except per-share data)
	Three Months Ended		Year Ended
	12/28/01	12/29/00	12/28/01	12/29/00
Net Sales	$470,029	$1,158,579	$2,199,747	$3,387,435
Cost of Goods Sold	349,023	510,805	1,436,548	1,552,049
Gross Profit	121,006	647,774	763,199	1,835,386

Operating Exp.
Sales, Marketing & G.A.	89,406	125,655	400,293	407,756
Research & Development	90,915	114,671	425,461	415,237
Merger Costs	---	---	---	5,760
Restructuring Expenses	58,206	---	192,254	---
Goodwill Amortization	7,297	2,851	24,583	11,674
Total Operating Expenses	245,824	243,177	1,042,591	840,427

Operating Profit (Loss)	(124,818)	404,597	(279,392)	994,959
Interest/Other-Net	7,788	26,046	34,637	114,467
Profit (Loss) Before Tax	(117,030)	430,643	(244,755)	1,109,426

Income Taxes	(36,723)	135,652	(62,779)	349,469
Net Profit (Loss) Before Cum. Effect	(80,307)	294,991	(181,976)	759,957

Cumulative Effect of Change In Acctg. Principle (Net of Tax)	---	---	---	(29,161)

Profit (Loss) After Cum. Effect	$(80,307)	$294,991	$(181,976)	$730,796

Earnings (Loss) Per Share Before Cumulative Effect
Basic	$(0.20)	$0.72	$(0.44)	$1.86
Diluted	$(0.20)	$0.71	$(0.44)	$1.82

Cumulative Effect per Share
Basic	---	---	---	$(0.07)
Diluted	---	---	---	($0.07)

Earnings (Loss) Per Share
Basic	$(0.20)	$0.72	$(0.44)	$1.79
Diluted	$(0.20)	$0.71	$(0.44)	$1.75

Average Number of Shares of Common Stock Outstanding
Basic	410,122	408,771	409,569	409,425
Diluted	410,122	416,700	409,569	418,385

TELLABS, INC. Pro Forma Results of Operations (Amounts in thousands, except per-share data) (Unaudited)
	Three Months Ended		Year Ended
	12/28/01*	12/29/00**	12/28/01*	12/29/00**
Net Sales	$470,029	$1,017,783	$2,205,971	$3,328,615
Cost of Goods Sold	270,510	453,804	1,186,377	1,535,799
Gross Profit	199,519	563,979	1,019,594	1,792,816

Operating Exp.[1]
Sales, Marketing & G.A.	89,406	125,655	400,293	407,756
Research & Development	90,915	114,671	425,461	415,237
Goodwill Amortization	7,297	2,851	24,583	11,674
Total Operating Expenses	187,618	243,177	850,337	834,667

Operating Profit	11,901	320,802	169,257	958,149
Interest/Other-Net[2]	7,885	17,524	47,739	61,467
Profit Before Tax	19,786	338,326	216,996	1,019,616

Income Taxes	6,234	106,573	68,355	320,733
Net Profit	$13,552	$231,753	$148,641	$698,883

Earnings Per Share
Basic	$0.03	$0.57	$0.36	$1.71
Diluted	$0.03	$0.56	$0.36	$1.67

Average Number of Shares of Common Stock Outstanding
Basic	410,122	408,771	409,569	409,425
Diluted	412,052	416,700	413,819	418,385

* Results for the three months and year ended December 28, 2001, exclude pre-tax restructuring and other charges of $136.7 million ($0.23 per diluted share) and $448.6 million ($0.79 per diluted share), respectively, incurred in connection with the Company's three restructurings announced during 2001.

** 2000 Results are not restated to reflect the adoption of the SEC's Staff Accounting Bulletin No. 101.

[1] 2000 results exclude charges of $5.8 million ($0.01 per share) related to the merger with SALIX Technologies, Inc.

[2] Results for the three months ended December 28, 2001, exclude a pre-tax gain of $6.4 million ($0.01 per share) on the sale of an equity investment and a pre-tax loss of $6.5 million ($0.01 per share) related to impairment losses recorded and subsequent sale of certain of the Company's preferred and equity holdings. Results for the year ended December 28, 2001, exclude a pre-tax loss of $25.9 million ($0.04 per share) for the impairment write-down and subsequent sale of certain preferred and equity investments and a pre-tax gain of $12.8 million ($0.02 per share) on the sale of an equity investment. Results for the fourth quarter of 2000, exclude a pre-tax gain of $8.5 million ($0.01 per share) on the sale of an equity investment. Results for the year ended December 29, 2000, exclude a pre-tax gain of $39.8 million ($0.06 per share) on the sale of an equity investment and the pre-tax gains of $13.2 million ($0.02 per share) on the sale on distributions from one of the Co mpany's technology investments.

TELLABS, INC. Condensed Consolidated Balance Sheets (Dollars in thousands)
	2001 Year End	2000 Year End
Assets
Current Assets
Cash and investments	$1,101,630	$1,022,347
Accounts receivable, less allowance	330,886	802,546
Inventories	329,051	428,255
Deferred tax assets	138,166	29,773
Income taxes	26,523	-
Other current assets	18,347	39,558
Total Current Assets	1,944,603	2,322,479

Property, Plant and Equipment	862,698	756,895
Accumulated depreciation	(342,229)	(296,134)
	520,469	460,761

Goodwill	188,594	73,924
Other Assets	212,119	215,903
Total Assets	$2,865,785	$3,073,067

Liabilities
Current Liabilities
Accounts payable	$63,507	$155,006
Accrued liabilities	100,884	164,045
Accrued restructuring and other charges	155,154	-
Income taxes	-	93,294
Total Current Liabilities	319,545	412,345

Long-Term Debt	3,390	2,850
Accrued long-term restructuring charges	24,919	-
Other Long-Term Liabilities	30,950	24,221
Deferred Income Taxes	21,366	6,067
Total Liabilities	400,170	445,483

Stockholders' Equity
Common Stock, $0.01 Par Value	4,135	4,112
Additional Paid-In Capital	494,603	441,909
Treasury Stock	(129,598)	(126,476)
Cumulative Translation Adjustment	(164,415)	(127,018)
Unrealized Holding (Losses)/Gains on Securities	4,250	(3,559)
Retained Earnings	2,256,640	2,438,616

Total Stockholders' Equity	2,465,615	2,627,584
Total Liab. and Stockholders' Equity	$2,865,785	$3,073,067